Rowan Reports Third Quarter 2011 Operating Results, Exercises Option for Third Drillship and Expands Share Repurchase Program

HOUSTON, Nov. 1, 2011 /PRNewswire/ -- For the three months ended September 30, 2011, Rowan Companies, Inc. ("Rowan" or the "Company") (NYSE: RDC) generated net income from continuing operations of $31.4 million or $0.25 per share, compared to $60.2 million or $0.51 per share in the third quarter of 2010.

(Logo: http://photos.prnewswire.com/prnh/20081031/DA43093LOGO)

Income from discontinued manufacturing and land drilling operations totaled $162.4 million in the third quarter of 2011 or $1.28 per share, including the after-tax gain on the sale of the Company's land division of approximately $155 million, compared to $7.0 million or $0.06 per share in the third quarter of 2010.

Net income totaled $193.8 million or $1.53 per share in the third quarter of 2011, compared to $67.2 million or $0.57 per share in the third quarter of 2010.

Rowan's offshore drilling revenues were $234.7 million in the third quarter of 2011, compared to $238.6 million in the third quarter of 2010, as overall activity levels and average day rates changed only slightly between periods despite additions to the Company's offshore fleet. Rowan's gross offshore drilling margin was 45% of revenues in the third quarter of 2011, down from 55% in the prior-year quarter, as increased rig shipyard and other downtime together with higher costs associated with rig start-ups and relocations this year offset the impact of fleet additions.

Matt Ralls, President and Chief Executive Officer, commented, "Our financial performance during the third quarter was negatively impacted by the effects of rig moves and upgrades as we prepared for several new contracts. During the quarter, we had nine rigs moving to or preparing for new contracts and several of those projects took longer than anticipated. The combined effect of being off day rate longer than expected and the higher repair and maintenance expense that accompanies most upgrade projects hurt our third quarter performance and will have an impact on the fourth quarter as well, after which all of those nine rigs are expected to be on contract.

"On a positive note, demand for high specification offshore rigs continues to strengthen, for both jack-ups and ultra-deepwater. We are optimistic about finding term opportunities at attractive day rates for our high-spec jack-ups with availability in 2012. Likewise, recent fixtures for ultra-deepwater rigs, along with very positive feedback from potential customers regarding the drillships we are building, has led us to exercise our option to build a third drillship at Hyundai Heavy Industries."

Rowan announced that it has exercised its option to build a third GustoMSC P10000 design ultra-deepwater drillship with Hyundai Heavy Industries Co., Ltd. ("HHI") with delivery scheduled for the fourth quarter of 2014. The cost for this rig, including commissioning, project management and spares, but excluding capitalized interest is estimated to be approximately $600 million, or slightly below the cost of the first two, similarly equipped drillships ordered by the Company. As in the case of those rigs, the cost of the additional owner furnished equipment plus training and ramp-up costs is estimated to be approximately $50 million, and total costs are anticipated to be paid out of cash flow and available funds. The agreement with HHI also includes an option, exercisable in February of 2012, for an additional drillship of the same specification for delivery in the first half of 2015.

The Company further announced that its board of directors has increased the previously announced share repurchase program from $100 million to $150 million in shares of its common stock. During the third quarter of 2011, the company repurchased 2.5 million shares of its common stock at an average cost of $32.26. With this increase, the Company has approximately $69 million of authorization remaining. This increased program is effective immediately. Repurchases under this program will be made through the open market or in privately negotiated transactions and may be commenced or suspended from time to time without notice.

Rowan will conduct its earnings conference call on Tuesday, November 1, 2011, at 10:00 a.m. Central Daylight Time. Interested parties are invited to listen to the call by telephone or over the Internet. Individuals who wish to participate on the conference call by telephone can dial (877) 869-3847, or internationally (201) 689-8261. You should dial-in approximately five to 10 minutes prior to the scheduled start time. Alternatively, to access the online simulcast and rebroadcast of the conference call, please visit Rowan's website at www.rowancompanies.com. You should connect to our website at least 15 minutes prior to the conference call to register, download and install any necessary software.

Rowan Companies, Inc. is a major provider of international and domestic contract drilling services with a leading position in high-specification jack-up rigs. The Company's fleet of 30 jack-up rigs is located worldwide, including the Middle East, the North Sea, Trinidad, Southeast Asia and the Gulf of Mexico. Rowan also has one additional high-specification jack-up under construction to be delivered in December 2011 and recently announced plans to enter the ultra-deepwater market with three high-specification drillships expected to be delivered starting in late 2013. Rowan's stock is traded on the New York Stock Exchange under the symbol "RDC". For more information on Rowan, please visit www.rowancompanies.com.

This report contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements as to the expectations, beliefs and future expected financial performance of the Company that are based on current expectations and are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected by the Company. Among the factors that could cause actual results to differ materially include oil and natural gas prices, the level of offshore expenditures by energy companies, energy demand, the general economy, including inflation, weather conditions in the Company's principal operating areas and environmental and other laws and regulations. Other relevant factors have been disclosed in the Company's filings with the U.S. Securities and Exchange Commission.

ROWAN COMPANIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
Unaudited (In Millions)

	SEPTEMBER 30,	DECEMBER 31,
	2011	2010

ASSETS

Cash and cash equivalents	$ 892.6	$ 437.5
Restricted cash	-	15.3
Accounts receivable	325.2	269.9
Other current assets	48.4	68.6
Assets of discontinued operations	39.9	984.0
Total current assets	1,306.1	1,775.3
Property, plant and equipment - net	5,347.8	4,344.5
Other assets	104.6	97.7
TOTAL	$ 6,758.5	$ 6,217.5

LIABILITIES AND STOCKHOLDERS' EQUITY

Current maturities of long-term debt	$ 45.0	$ 52.2
Accounts payable	95.6	66.8
Other current liabilities	307.4	132.3
Liabilities of discontinued operations	34.0	278.0
Total current liabilities	482.0	529.3
Long-term debt	1,102.9	1,133.7
Other liabilities	775.1	802.2
Stockholders' equity	4,398.5	3,752.3
TOTAL	$ 6,758.5	$ 6,217.5

ROWAN COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited (In Millions Except Per Share Amounts)

	THREE MONTHS		NINE MONTHS
	ENDED SEPTEMBER 30		ENDED SEPTEMBER 30
	2011	2010	2011	2010

REVENUES	$ 234.7	$ 238.6	$ 664.2	$ 809.2

COSTS AND EXPENSES:
Operations	129.8	106.9	345.6	316.8
Depreciation and amortization	50.3	35.1	129.3	102.4
Selling, general and administrative	22.6	20.6	65.2	55.3
Gains (losses) on disposals of property and equipment	-	0.7	(1.4)	0.4
Charges for litigation settlements	-	0.8	6.1	5.3
Total	202.7	164.1	544.8	480.2
INCOME FROM OPERATIONS	32.0	74.5	119.4	329.0
Net interest and other income	(4.4)	(8.0)	(17.8)	(18.2)
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	27.6	66.5	101.6	310.8
Provision (credit) for income taxes	(3.8)	6.3	(1.0)	78.3
NET INCOME FROM CONTINUING OPERATIONS	$ 31.4	$ 60.2	$ 102.6	$ 232.5
Discontinued operations, net of tax	162.4	7.0	589.1	(9.8)
NET INCOME	$ 193.8	$ 67.2	$ 691.7	$ 222.7

PER SHARE AMOUNTS:
Income from continuing operations	$ 0.25	$ 0.51	$ 0.81	$ 2.00
Discontinued operations, net of tax	$ 1.28	$ 0.06	$ 4.64	$ (0.08)
Net income	$ 1.53	$ 0.57	$ 5.45	$ 1.92

AVERAGE DILUTED SHARES	126.4	118.4	127.0	116.0

ROWAN COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Unaudited (In Millions)

	NINE MONTHS
	ENDED SEPTEMBER 30
	2011	2010
CASH PROVIDED BY (USED IN):
Operations:
Net income	$ 691.7	$ 222.7
Adjustments to reconcile net income to net
cash provided by operations:
Depreciation and amortization	150.2	139.3
Deferred income taxes	(30.9)	12.2
Gain on disposals of assets	(881.2)	0.6
Other - net	(29.0)	30.3
Net changes in current assets and liabilities	190.6	(114.5)
Net changes in other noncurrent assets and liabilities	36.6	(10.3)
Net cash provided by operations	128.0	280.3

Investing activities:
Property, plant and equipment additions	(1,155.1)	(316.6)
Proceeds from disposals of property, plant and equipment	5.5	3.0
Proceeds from sale of businesses - net	1,560.5	-
Decrease in Restricted cash	15.3	-
Net investment in SKDP	-	(17.7)
Net cash provided by (used in) investing activities	426.2	(331.3)

Financing activities:
Proceeds from borrowings	-	395.5
Repayments of borrowings	(38.4)	(96.1)
Payments to acquire treasury stock	(80.9)	-
Proceeds from equity compensation plans and other	20.2	4.7
Net cash provided by (used in) financing activities	(99.1)	304.1

DECREASE IN CASH AND CASH EQUIVALENTS	455.1	253.1
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	437.5	639.7
CASH AND CASH EQUIVALENTS, END OF PERIOD	$ 892.6	$ 892.8

ROWAN COMPANIES, INC.
SUPPLEMENTAL OPERATING INFORMATION
Unaudited

	THREE MONTHS ENDED			NINE MONTHS ENDED
	September 30,	June 30,	September 30,	SEPTEMBER 30
	2011	2011	2010	2011	2010

OFFSHORE RIG DAYS:
Operating	1,569	1,668	1,580	4,714	4,725
Available	2,576	2,386	2,208	7,233	6,406
Utilization	61%	70%	72%	65%	74%

AVERAGE DAY RATES (in thousands):
Gulf of Mexico rigs	$ 115.8	$ 118.7	$ 126.2	$117.7	$135.5
Middle East rigs	125.4	123.6	131.2	125.9	144.2
North Sea rigs	224.9	195.3	194.9	204.9	250.0
All offshore rigs	148.5	133.3	147.3	139.3	168.3

CONTACT: Suzanne M. McLeod, Director of Investor Relations of Rowan Companies, Inc., +1-713-960-7517, smcleod@rowancompanies.com